Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 22, 2020 (except for Note 16(f) as to which the date is August 17, 2020), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-240264) and related Prospectus of Kymera Therapeutics, Inc. dated August 17, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 17, 2020